Exhibit 99.1

Company Contacts: Henry Pang Yew Bio-Pharm Group, Inc. Tel: (702) 487-4683 hpang@yewbiopharm.com	Investor Relations Contacts: Cami Xue Chineseinvestors.com, Inc. Tel: (800) 958-8561 Cami@chinesefn.com

Yew Bio-Pharm Group Signed Sales Agreement and Received Subsidy Grant from the Finance Department of Heilongjiang Province, China

HARBIN, China, March 23, 2015/PRNewswire/ -- Yew Bio-Pharm Group, Inc. ("Yew Bio" or the "Company") (YEWB) a major grower and seller of yew trees, yew raw materials used in the manufacture of traditional Chinese medicine and products made from yew timber in China, today announced that the Company signed a Sales Agreement with Harbin Qihuicheng Trading Co., Ltd. Under the agreement, Yew Bio will contract Qihuicheng to provide Yew Extract that will be then used by Yew Bio to develop and produce Yew capsule in the U.S. health supplement market.

The Company is also pleased to announce that it has received a government grant from the Finance Department of Heilongjiang Province, China. The purpose of the grant is to promote the development and growth of Chinese medicinal herb crops.

Yew Bio signed the Sales Agreement with Harbin Qihuicheng Trading Co. Ltd. dated on February 4, 2015 for a total amount of $2,160,000. Pursuant to the Agreement. Yew Bio has agreed to purchase 160kg of Yew extracts of which 48kg was already received by the Company on February 9, 2015 in the U.S. Yew Bio will use the Yew extracts to conduct research and development for Yew capsule production in the U.S. health supplement market.

Yew tree is a major source for Taxol, a key ingredient of taxane drugs and mitotic inhibitor that is used to treat cancer. Our purchased Yew extract is extracted from Chinese Northeastern yew trees. According to the Chinese Herbal Medicine Standard (manual) of Heilongjiang Province (2011 version), edited by the HFDA, the Northeast yew has a secondary effect on treating cancer, meaning that while it has an impact on treating cancer.

Meanwhile, Yew Bio received the Subsidy Grant Notification from the Finance Department of Heilongjiang Province, China that is used to help forestry and growers to become a new economic growth point. Accordingly, the Company had received the subsidy in the amount of 827,200 Chinese Yuan on March 5, 2015 which will be reflected on the financial income of 2015. Yew Bio plans to use the grant to plant and cultivate yew trees in order to expand its business. Furthermore the Company was rewarded this grant on a go forward basis, and will last the entire life of the subsidy program.

“Yew tree is considered an endangered species in the world,” said Mr. Zhiguo Wang, Chairman and Chief Executive Officer of Yew Bio-Pharm Group. “We are starting to research and develop a series of Yew extracts related products in the U.S. market, and we believe that introduction of our Yew products in capsule form hold much promise for our company in the growing health supplement market, both in the U.S. and China. We will continue to seize opportunities in other markets and to introduce additional products in the future."

“Yew Bio will make best efforts to become the main force in developing the Yew resource as well as leading the way of green growth in agriculture and forestry technology. We also believe that we will have a bright future in the field of U.S. biotech industry.”

ABOUT YEW BIO-PHARM GROUP, INC.

Yew Bio-Pharm Group, Inc., through its operating entity, Harbin Yew Science and Technology Development Co., Ltd. (HDS), is a major grower and seller of yew trees, yew raw materials used in the manufacture of traditional Chinese medicine (TCM) and products made from yew timber in China. Raw material from the species of yew tree that the Company grows contains taxol, and TCM containing yew raw materials has been approved as a traditional Chinese medicine in China for secondary treatment of certain cancers. The Company uses a patented, accelerated growth technology to speed the growth and maturity and commercialization of yew trees and believes that it is one of the few companies possessing a permit to sell them. Yew Bio-Pharm also recently established a division to focus on organic foods and dietary supplements with the aim of developing new business opportunities in related industries. To learn more, please visit http://www.yewbiopharm.com/.